UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LUNA INNOVATIONS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2008

To the Stockholders of Luna Innovations Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Luna Innovations Incorporated (the “Company”) will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 1700 K Street, NW, Fifth Floor, Washington, District of Columbia 20006 on Thursday, May 15, 2008, at 3:00 p.m. E.D.T. for the following purposes:

•	to elect three Class II members of the board of directors to serve until the 2011 annual meeting of stockholders;

•	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	to transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on March 27, 2008 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting.

Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should instruct it on how to vote your shares.

By Order of the Board of Directors,

/s/ Kevin W. Holt
Kevin W. Holt
Vice President, General Counsel and Secretary

Roanoke, Virginia

April 9, 2008

LUNA INNOVATIONS INCORPORATED

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on May 15, 2008 at 3:00 p.m. EDT at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 1700 K Street, NW, Fifth Floor, Washington, District of Columbia 20006, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, together with this proxy statement and accompanying proxy card and notice, will be first mailed on or about April 15, 2008 to our stockholders of record.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview, without additional consideration. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

Our principal executive offices are located at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, and our telephone number is (540) 769-8400.

Shares Entitled to Vote and Quorum Requirement

Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of our common stock at the close of business on March 27, 2008 are entitled to notice of, and to vote at, our 2008 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of March 27, 2008, 10,901,122 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on March 27, 2008 will constitute a quorum. Each share of common stock is entitled to one vote.

Voting Procedures

A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of all of the director nominees listed in Proposal No. 1 and FOR the ratification of the appointment of our independent public registered accounting firm in Proposal No. 2. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

The persons named as attorneys-in-fact to vote the proxies, Kent A. Murphy and Dale E. Messick, were selected by the board of directors and are executive officers of the company. All properly executed proxies retuned in time to be counted at the annual meeting will be voted.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal.

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting in person at the meeting, or (iii) submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the accompanying proxy card whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the meeting and voting in person. However, merely attending the meeting will not revoke your submitted proxy unless you specifically request your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

All votes cast at the meeting will be tabulated by the persons appointed by our board of directors to act as inspectors of election for the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

Our board of directors has seven authorized seats. The board of directors is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Three Class II directors are to be elected at the 2008 annual meeting of stockholders to serve a three-year term expiring at the 2011 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class I and Class III directors will continue to serve their respective terms. Proxies cannot be voted for more than the three named nominees.

Our board of directors has nominated N. Leigh Anderson, Ph.D., Bobbie Kilberg and Michael Daniels to serve as Class II directors. There are no family relationships among our directors or executive officers.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any nominee is unable or unexpectedly declines to serve as a director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The names of the nominees and our other directors, their ages as of March 27, 2008, and certain other information about them are set forth below:

Name of Nominee or Director	Age	Position	Director Since
Class II Directors with term expiring at the 2008 Annual Meeting:

N. Leigh Anderson, Ph.D. (1)(2)	58	Director	2006

Bobbie Kilberg (3)	63	Director	2006

Michael Daniels (2)(3)	62	Director	2007

Class III Directors with term expiring at the 2009 Annual Meeting:

John C. Backus (1)(3)	49	Director	2005

Richard W. Roedel (1)(2)	58	Director	2005

Class I Directors with term expiring at the 2010 Annual Meeting:

Edward G. Murphy, M.D.	52	Director	2005

Kent A. Murphy, Ph.D.	49	Chairman, President and CEO	1990

(1)	member of audit committee
(2)	member of compensation committee
(3)	member of nominating and governance committee

The principal occupations and positions for at least the past five years of our director nominees and directors are described below.

Class II Director Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

N. Leigh Anderson, Ph.D., has served as a member of our board of directors since March 2006 and is a member of our audit committee and compensation committee. Since 2002, Dr. Anderson has served as the Chief Executive Officer of the Plasma Proteome Institute, a scientific research institute in Washington, D.C., of which he is also a founder. Dr. Anderson also consults through Anderson Forschung Group, of which he has been a Principal since 2002 and a member of its board of directors since 2004. From 2001 to 2002, Dr. Anderson served as the Chief Scientific Officer and a member of the board of directors of Large Scale Biology Corporation, a biotechnology company that previously traded on NASDAQ under the symbol “LSBC.” Dr. Anderson also served as a member of the board of directors and a member of the audit committee of Dade Behring Holdings, Inc. (DADE), a NASDAQ-listed company, from 2002 until its acquisition by Siemens AG in 2007. Dr. Anderson earned a B.A. in Physics from Yale University and a Ph.D. in Molecular Biology from Cambridge University.

Michael Daniels has served as a member of our board of directors since June 2007 and is a member of our compensation committee and our nominating and governance committee. Mr. Daniels has been a consulting employee at Science Applications International Corporation, or SAIC, a scientific, technical and professional services firm, since May 2004. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at SAIC, including sector vice president from February 1994 to May 2004. In addition, Mr. Daniels served as chairman of Network Solutions, Inc. after SAIC’s acquisition of that company in 1995. Mr. Daniels continued to serve in that capacity at Network Solutions from 1995 through that company’s 1997 initial public offering until 2000, when Network Solutions merged with VeriSign, at which time Mr. Daniels joined the VeriSign board of directors. From May 2005 to November 2006, Mr. Daniels served as the chairman of the board of directors of Mobile 365, Inc. and also served as its chief executive officer from December 2005 to August 2006. Mr. Daniels also serves as chairman of the board of directors of GlobalLogic, Inc. and as a member of the board of directors of Sybase, Inc, an NYSE-listed company that acquired Mobile 365 in November 2006. Mr. Daniels earned a B.S. in Communications, an M.A. in Political Science from Northwestern University and a J.D. from the University of Missouri.

Bobbie Kilberg has served as a member of our board of directors since March 2006 and is a member of our nominating and governance committee. She is the President and CEO of the Northern Virginia Technology Council, or NVTC, the largest technology council in the United States. In addition, she was appointed by President George W. Bush to serve on the President’s Council of Advisors on Science and Technology, or PCAST, and also serves on the board of trustees/board of directors of George Washington University, Washington D.C. public television station WETA, the Wolf Trap Foundation for the Performing Arts, United Bank—Virginia, and the Advisory Board of George Mason University’s School of IT & Engineering. Among her prior professional positions, Ms. Kilberg served as Deputy Assistant to the President for Public Liaison and Deputy Assistant to the President for Intergovernmental Affairs for President George H.W. Bush, as Associate Counsel to President Gerald R. Ford, as Vice President and General Counsel of the Roosevelt Center for American Policy Studies, as an attorney at Arnold & Porter, and as a White House Fellow in the Nixon Administration. Ms. Kilberg received her law degree from Yale University, a Masters Degree in Political Science from Columbia University and a Bachelors Degree from Vassar College.

The three nominees receiving the largest number of affirmative votes cast representing shares of our common stock present at the 2008 annual meeting of stockholders in person or by proxy and entitled to vote will be elected as the Class II directors. Abstentions and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” EACH OF THE THREE NAMED DIRECTOR NOMINEES IN PROPOSAL NUMBER 1.

Class III Directors Continuing in Office until the 2009 Annual Meeting of Stockholders

John C. Backus, Jr. has served as a member of our board of directors since September 2005 and is a member of our audit committee and our nominating and governance committee. Since 1999, Mr. Backus has served as a Managing Director and Partner at New Atlantic Ventures, formerly Draper Atlantic, an early stage information technology venture capital firm based in Northern Virginia which he co-founded. Prior to founding Draper Atlantic, Mr. Backus was a founder and the President and Chief Executive Officer of InteliData Technologies Corporation, a developer of software products and services for the financial services industry. Mr. Backus earned a B.A. in Economics and an M.B.A. from Stanford University.

Richard W. Roedel has served as a member of our board of directors since September 2005 and is a member of our audit committee and our compensation committee. From 1985 through 2000, Mr. Roedel was employed by BDO Seidman, LLC as an Audit Partner, later being promoted to Managing Partner in Chicago in 1990, to Managing Partner in New York City in 1994, and finally to Chairman and Chief Executive Officer in 1999. In October of 2002, he joined the board of directors of Take-Two Interactive Software, Inc. (TTWO) as chairman of the audit committee and served in several capacities through June 2005, including Chairman and Chief Executive Officer. Mr. Roedel also served as a member of the board of directors of Dade Behring Holdings, Inc. (DADE), a NASDAQ-listed company, from 2002 until its acquisition by Siemens AG in 2007. Mr. Roedel is currently a member of the board of directors of Brightpoint, Inc. (CELL), IHS Inc. (IHS) and Sealy Corporation (ZZ). Mr. Roedel is the chairman of the audit committees of Brightpoint and Sealy and a member of the audit committee of IHS. He is also a member of the board of directors of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening the audit committee by developing best practices. Mr. Roedel holds a B.S. in Accounting and Economics from The Ohio State University and is a certified public accountant.

Class I Directors Continuing in Office until the 2010 Annual Meeting of Stockholders

Edward G. Murphy, M.D., has served as a member of our board of directors since September 2005. Since January 2001, Dr. Murphy has served as President and Chief Executive Officer of Carilion Clinic (formerly Carilion Health System), where he previously served as Executive Vice President and Chief Operating Officer from January 2000 until January 2001. Dr. Murphy holds a B.S. in Biochemistry and Economics from the University of New York at Albany and an M.D. from Harvard Medical School. Dr. Murphy is not related to Kent A. Murphy, Ph.D., our President, Chief Executive Officer and Chairman of our board of directors.

Kent A. Murphy, Ph.D., our founder, has served as our President, Chief Executive Officer, and Chairman of our board of directors since 1992. Dr. Murphy received his Ph.D. in Electrical Engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and is formerly a tenured professor in Virginia Tech’s Bradley Department of Engineering, where he filed over 35 patent applications. In 2001, he was named SBIR Entrepreneur of the Year and in 2004 was named Outstanding Industrialist of the Year by Virginia’s Governor Warner. Dr. Murphy is also the founder of The Accelerating Innovation Foundation, a non-profit organization whose goal is to promote and facilitate development of a technology innovation cluster in the Mid-Atlantic region. Dr. Murphy is not related to Edward G. Murphy, M.D., a member of our board of directors.

Standing Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors.

Audit Committee

The audit committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit. The audit committee met eight times (including telephonic meetings) during 2007.

The audit committee is currently comprised of Richard W. Roedel (chair), John C. Backus, Jr., and N. Leigh Anderson, Ph.D., each of whom is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable SEC and NASDAQ rules. Richard W. Roedel is chairman of our audit committee as well as our audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.lunainnovations.com.

Compensation Committee

The compensation committee of our board of directors reviews and recommends to our board of directors the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for certain of our officers. The compensation committee met seven times (including telephonic meetings) during 2007.

The compensation committee is currently comprised of Richard W. Roedel (chair), N. Leigh Anderson, Ph.D., and Michael Daniels, each of whom is independent within the meaning of applicable NASDAQ rules. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.lunainnovations.com.

Nominating and Governance Committee

The nominating and governance committee of our board of directors is responsible for, among other things, reviewing the appropriate size, function and needs of the board of directors; establishing criteria for evaluating and selecting new members of the board, subject to board approval thereof; identifying and recommending to the board for approval individuals qualified to become members of the board of directors; and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The nominating and governance committee met five times (including telephonic meetings) during 2007.

The nominating and governance committee currently consists of John C. Backus, Jr. (chair), Bobbie Kilberg and Michael Daniels. We believe that the composition and functioning of our nominating and governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The nominating and governance committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.lunainnovations.com.

Board of Directors and Committee Meeting Attendance

Our board of directors met six times (including telephonic meetings) during the year ended December 31, 2007. Each of our current directors attended at least 75% of the aggregate number of meetings held by the board of directors (during the period in 2007 for which he or she was a director) and by the committees of the board of directors on which such individual served (during the period in 2007 for which he or she served as a committee member). Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

The policy of the board of directors is that all directors should attend the annual meeting of stockholders if possible. All but one of the current members of our board of directors who were incumbent directors at the time of our 2007 annual meeting of stockholders attended that meeting.

Director Nomination Process

Our nominating and governance committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination. If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. Current members of the board of directors and senior management are then polled for their recommendations. To date, we have not engaged third parties to identify or evaluate potential nominees; however, the committee may do so in the future.

The nominating and governance committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. In accordance with our bylaws, such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock which the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee;

•	any information reasonably necessary to determine whether the director candidate meets SEC and NASDAQ independence standards; and

•

any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

The nominating and governance committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long term interests of our stockholders;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies or policy-making experience in governmental or non-profit institutions;

•	adequate time to devote attention to the affairs of our company;

•	an ability to bring balance to our board of directors in light of our company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2007:

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2)($)	Option Awards (2)($)	Total ($)
N. Leigh Anderson, Ph.D.	$11,250	—	$117,747	$128,997
John C. Backus	$13,250	—	$72,673	$85,923
Bobbie Kilberg	$6,500	—	$118,614	$125,114
Edward G. Murphy, M.D. (3)	$4,000	—	—	$4,000
Richard W. Roedel	$28,750	—	$72,673	$101,423
Michael Daniels (4)	$4,000	—	$50,883	$54,883
Paul E. Torgersen, Ph.D. (5)	$2,500	—	—	$2,500

(1)	The Board adopted a deferred compensation plan effective August 9, 2007. Beginning in the third quarter of 2007, director fees were paid in stock units in lieu of cash for those board members electing to defer fees. Prior to such time, fees were paid in stock in lieu of cash. Of the fees earned in 2007, Dr. Anderson was paid $2,250 in stock and $9,000 in stock units under the deferred compensation plan; Mr. Backus was paid $3,500 in stock and $9,750 in stock units; Ms. Kilberg was paid $1,500 in stock and $5,000 in stock units; Dr. Edward G. Murphy was paid $4,000 in stock; Mr. Roedel was paid $6,625 in stock and $22,125 in stock units; Mr. Daniels was paid $4,000 in stock units; and Dr. Torgersen was paid $2,500 in stock.
(2)	Amounts represent stock-based compensation expense for the fiscal year for stock-based compensation granted in the fiscal year as calculated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Compensation (FAS 123R), and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007.
(3)	Dr. Murphy has assigned all interest in his stock awards and stock units to Carilion Clinic.
(4)	Mr. Daniels was granted options on June 18, 2007 under our 2003 Stock Plan to purchase 100,000 shares of our common stock at an exercise price of $4.72 per share. In accordance with the board’s current policy, new members of the board will automatically receive an option to purchase 100,000 shares of our common stock, one third of which would vest on the first anniversary of the grant date and the remaining two-thirds of which would vest ratably over the subsequent twenty-four months.
(5)	Dr. Torgersen retired from our board of directors in May 2007.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements are less than $10,000 in the aggregate for any non-employee director during fiscal 2007 and are not included in the immediately preceding table. Employee directors are not compensated for board of director or committee service in addition to their regular employee compensation.

Retainers and Meeting Fees: During fiscal year 2007, the chairs of the standing committees of our board of directors were entitled to a retainer as follows: $10,000 per year for the chair of our audit committee, $7,500 per year for the chair of our compensation committee, and $5,000 per year for the chair of our nominating and governance committee.

In addition, outside (non-employee) directors are eligible to receive the following meeting fees: (1) $1,000 per meeting for attending board of director meetings in person; (2) $500 per meeting for attending board of director meetings telephonically and for attending committee meetings in person; and (3) $250 per meeting for attending committee meetings telephonically.

Retainers and meeting fees are paid quarterly. In an effort to minimize the cash impact of these fees, retainers and director fees are payable to electing directors in shares of our common stock or, following the adoption of our deferred compensation plan, stock units, in lieu of cash fees. Prior to August 2007, the number of stock units issued was based on the value of our common stock on the dates of the board or committee meetings. Beginning in August 2007, the number of stock units issued was based on the value of our common stock upon the closing of the first trading date of the quarter immediately following the date of the board or committee meetings.

Other Equity-Based Compensation: Outside directors are also eligible to receive stock awards and option grants under our 2006 Equity Incentive Plan. Under this plan, new outside directors are eligible for an award of up to 100,000 options to purchase shares of our common stock upon election to the board. In accordance with the board’s current policy, new members of the board will automatically receive an option to purchase 100,000 shares of our common stock, one third of which would vest on the first anniversary of the grant date and the remaining two-thirds of which would vest ratably over the subsequent twenty-four months.

In 2007, Michael Daniels joined our board of directors as a new member. Mr. Daniels received options on June 18, 2007 under our 2003 Stock Plan to purchase 100,000 shares of our common stock at an exercise price of $4.72 per share. This exercise price was based on the fair market value of the class of common stock underlying the option on such date, as determined by the board of directors in good faith and based on our stock’s closing price on June 18, 2007, as reported on the NASDAQ Global Market.

Director Independence

Our board of directors has determined that each of Messrs. Backus, Daniels and Roedel, Ms. Kilberg, and Dr. Anderson is independent under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market; therefore, every member of the audit committee, compensation committee and nominating and governance committee is an independent director in accordance with those standards. There were no related person transactions considered in the last fiscal year in the determination of the independence of the directors.

Compensation Committee Interlocks and Insider Participation

Between January and June 2007, our compensation committee consisted of N. Leigh Anderson, Richard W. Roedel and Paul E. Torgersen. In May 2007, Dr. Torgersen retired, and in June 2007, Michael Daniels was elected by our board of directors as a committee member and served on the committee through the remainder of 2007. None of the current or former members of our compensation committee in 2007 is a present or former officer or employee of our company. In addition, during 2007, none of our officers had an “interlock” relationship, as that term is defined by the SEC.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted on our website at http://www.lunainnovations.com under the “Investor Relations” section.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Related person transactions, which we define as all transactions involving an executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the audit committee of our board of directors and a majority of disinterested directors on our board.

In any transaction involving a related person, our audit committee and board of directors consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related persons; in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our audit committee and board determine whether approval or ratification of the related person transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, if a related person transaction will compromise the independence of one of our directors, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.

Each transaction described below was approved or ratified by our audit committee or the disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those we could have obtained from unrelated third parties.

The policies and procedures described above for reviewing and approving related person transactions are not in writing. However, the charter for our audit committee provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Officers and Five Percent Stockholders

We believe that there has not been any other transaction or series of transactions during 2007 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” elsewhere in this proxy statement and as described below.

Carilion Lease

On July 20, 2006, we entered into an amended lease agreement with Carilion Medical Center, an affiliate of Carilion Clinic, related to our corporate headquarters in Roanoke, Virginia. Under the terms of the amended lease agreement, we agreed to lease a total of 24,057 square feet in two phases starting approximately September 1, 2006 and January 1, 2007. During 2007, we paid Carilion Medical Center rent of $577,368. Carilion Clinic is the beneficial owner of more than five percent of our outstanding common stock, and Dr. Edward Murphy, Chief Executive Officer of Carilion Clinic, is also a member of our board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008. Grant Thornton has served as our independent audit firm since 2005 and has audited our financial statements for each of fiscal years 2003 through 2007. A representative of Grant Thornton LLP is expected to be present at our 2008 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of a majority of shares of our common stock present at the 2008 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008. Abstentions will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NUMBER 2.

Audit and Related Fees for Fiscal Years 2006 and 2007

The following table sets forth a summary of the fees billed to us by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2006 and 2007, respectively. All of the services described in the following fee table were approved by the audit committee.

Name	2006		2007
Audit Fees (1)	$278,303	(2)	$246,025	(3)
Audit-Related Fees (4)	$266,204	(5)	$14,870
Tax Fees (6)	—		—
All Other Fees	—		—

Total Fees	$544,507		$260,895

(1)	Audit fees represent fees for professional services relating to the audit of our financial statements included in our annual report on Form 10-K and the review of the financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit fees billed related to the audit of our financial statements for the year ended December 31, 2006 and reviews of 2006 quarterly interim financial statements.
(3)	Audit fees billed and expected to be billed related to the audit of our financial statements for the period ended December 31, 2007 and reviews of 2007 quarterly interim financial statements.
(4)	Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and not reported under “Audit Fees.”
(5)	Represents fees paid in connection with the filing of our registration statement on Form S-1 in connection with our initial public offering and our registration statement on Form S-8.
(6)	Tax fees principally represent fees for professional services for tax compliance, tax advice and tax return preparation.

The audit committee meets regularly with Grant Thornton LLP throughout the year and reviews both audit and non-audit services performed by Grant Thornton LLP as well as fees charged for such services. The audit committee has determined that the provision of the services described above is compatible with maintaining Grant Thornton LLP’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

The audit committee has adopted, and the board of directors has approved, a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Pursuant to its audit, audit-related and non-audit services pre-approval policy, the audit committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. During 2006 and 2007, all services provided by Grant Thornton LLP were pre-approved by the audit committee in accordance with this policy.

AUDIT COMMITTEE REPORT

The audit committee is comprised of “independent” directors, as determined in accordance with Rule 4200(a)(15) of the Nasdaq Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The audit committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available under the “Investor Relations” section of our website.

As described more fully in its charter, the purpose of the audit committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for our company.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to the board of directors for 2007.

The audit committee has:

•	reviewed and discussed our audited financial statements with management and Grant Thornton LLP, our company’s independent registered public accounting firm;

•	discussed with Grant Thornton LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect; and

•

received from Grant Thornton LLP, disclosures and a letter regarding their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed the auditors’ independence with them.

In addition, the audit committee has met separately with company management and with Grant Thornton LLP.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited 2007 financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard W. Roedel, Chairman

N. Leigh Anderson

John C. Backus

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview of Compensation Philosophy

Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate highly qualified executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: 1) base salary; 2) bonus and award programs designed to reinforce desired performance goals; and 3) use of non-cash compensation to align the interests of our executives with those of our stockholders.

Role of Compensation Committee

Our executive compensation program is approved and monitored by the compensation committee of our board of directors. Until May 2007, the members of the compensation committee were Richard W. Roedel (chairman), N. Leigh Anderson, Ph.D. and Paul E. Torgersen, Ph.D. In June 2007, Michael Daniels was appointed to the board and to the compensation committee, replacing Dr. Torgersen, who retired in May 2007. All of the members of our compensation committee were independent, non-employee directors during 2007. The compensation committee maintains a practice of meeting prior to each regular board of directors meeting and generally holds an executive session (without management present) at each regular meeting.

Under the terms of its charter, the compensation committee is responsible for reviewing and approving compensation granted to our executive officers, including our chief executive officer, or CEO, and those executive officers who report directly to the CEO and any other Section 16 officers. In particular, the compensation committee reviews and approves for the CEO and the other executive officers the following components of compensation:

•	annual base salary,

•	cash and equity bonuses, including the specific goals and amount,

•	other equity compensation;

•	employment agreements, severance arrangements, and change in control agreements/provisions, as applicable;

•	signing bonus or payment of relocation costs, above normal company policy; and

•	any other material benefits, other than those provided to all employees, compensation or arrangements.

The compensation committee serves as the administrator for our 2003 Stock Plan and our 2006 Equity Incentive Plan, as amended and restated April 16, 2007. All option grants, including new grants to existing employees and executive officers, as well as grants to new employees, are approved by the compensation committee. The compensation committee is also responsible for annually evaluating the performance of our CEO.

The compensation committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. For example, in 2006, the compensation committee engaged Deloitte Consulting LLP, an independent third-party compensation consultant, to (i) review and assess our annual incentive plans for our executives and (ii) provide feedback regarding proposed employment agreements with certain of our executive officers. The compensation committee did not engage an independent third-party compensation consultant in 2007, but has engaged one in 2008.

Executive Compensation Program

Our performance-oriented compensation program consists of base salary, annual cash bonuses, long term equity incentives (including stock and option grants), benefits and, for certain senior executive officers, severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide compensation which is competitive and to attract and retain talent. As a small company, we also try to optimize the mix of components to make such compensation programs cost effective for us. For example, on March 6, 2008, the compensation committee approved the issuance of shares of restricted common stock in lieu of a portion of certain executive officers’ cash bonuses earned in 2007. The compensation committee determined that paying a portion of these bonuses in stock (approximately $300,000 in the aggregate) helped reduce our cash outflow while also providing longer term equity-based incentive compensation to our executive officers.

We evaluate each executive officer annually based on the achievement of both company goals and individual qualitative performance objectives and make compensation decisions and recommendations to the compensation committee accordingly. Total compensation for our executive officers may vary significantly from year-to-year based on company, divisional and individual performance. Further, the value of equity-based awards to our executives will vary in value based on our stock price performance over time.

The following is a more detailed explanation of the primary components of our executive compensation program.

Base Salary

Base salary is primarily determined by considering salary data and individual job performance. We primarily rely on considerations of executives’ past levels of compensation, experience, alternative opportunities that may be available to executives, and comparative rank within the company, and establish a base salary that, in the collective judgment and experience of the compensation committee, provides incentives for long-term employment of talented executives. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience. We do not apply specific formulas to determine annual pay increases, if any, and attempt to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. Approved increases in base salary are generally effective in January of the following year.

Relative to 2006, we did not implement changes in the base salary in 2007 for our named executive officers, except to increase the base salary of Scott A. Graeff, our Chief Commercialization Officer (CCO). We increased Mr. Graeff’s base salary by approximately 23% to more closely align his salary with that of our other senior executive officers. As Chief Commercialization Officer, Mr. Graeff has responsibility for implementing and monitoring our product commercialization strategy. Prior to 2007, Mr. Graeff was also directly involved in our capital raising activities and led key acquisition and licensing transactions.

Relative to 2007, we do not anticipate significant changes in the base salary in 2008 for our named executive officers.

Bonuses

During 2007, our named executive officers were eligible for bonuses under our Senior Management Cash Bonus Plan. In general, the Senior Management Cash Bonus Plan provided cash bonuses upon attainment of: (i) quantitative goals based on company performance against budget; and (ii) if the quantitative goals under (i) above have been met, qualitative goals based on individual performance tied to our overall corporate objectives. The target payout under this plan for our CEO, however, was tied exclusively to quantitative goals in 2007.

In 2006, annual bonus opportunities under the plan ranged from 25% for vice president level officers up to 50% of base salary for our CEO, CFO, CCO and COO. The weighting between quantitative and qualitative components for executive officers, other than our CEO and CFO, was initially established at 40% and 60%, respectively. However, following review of the plan by Deloitte Consulting in April 2006, the compensation committee approved a modification to the plan which weighted quantitative performance 70% and qualitative performance 30%. In addition, achievement of certain of the quantitative goals was made a pre-requisite to any payout based on qualitative performance.

In addition, Deloitte Consulting recommended and the compensation committee approved a change to the timing of such cash bonus payouts in 2007. In 2006, the Senior Management Cash Bonus Plan was payable and evaluated quarterly, and bonuses were paid for performance goals achieved during the first quarter, third quarter and fourth quarter of 2006. In 2007, bonuses under the plan were to be payable and evaluated annually following the completion of our fiscal year, which ends December 31, and receipt of our audited financial results.

On April 4, 2007, the compensation committee approved the Senior Management Cash Bonus Plan for 2007, or 2007 Bonus Plan. Under the terms of the 2007 Bonus Plan, participants would be eligible for annual bonus payments based upon the achievement of specified objectives. Depending upon actual performance versus objectives, participants could receive between zero and 150% of their individual target bonus percentage. Eligible payments under the 2007 Bonus Plan were divided into two categories, each representing 50% of the participant’s individual target. Amounts earned in the first category would be determined based in part upon meeting our budgeted revenues and net loss for 2007 and in part upon achievement of individual performance objectives, as described above and consistent with the recommendations of a Deloitte Consulting in 2006. Amounts earned in the second category would be determined solely upon improvement from our budgeted net loss for the year. Payments under both categories would be subject to achievement of an overall threshold performance for both revenue and net loss.

On March 6, 2008, the compensation committee approved the disbursement of bonuses for 2007 to named executive officers pursuant to the terms of the 2007 Bonus Plan. Based on the components of the 2007 Bonus Plan, bonuses earned by our named executive officers in 2007 ranged from approximately 41% to 62% of their base salaries. The total bonuses earned by our named executive officers in 2007, whether paid entirely in cash or in a combination of cash and stock, are as follows:

Name and Principal Position	Year	Bonus ($)
Kent A. Murphy, Ph.D., President and Chief Executive Officer	2007	$156,250
Dale E. Messick, Chief Financial Officer	2007	$115,625
Scott A. Graeff, Chief Commercialization Officer	2007	$115,625
Robert G. Lenk, Ph.D. President, Luna nanoWorks Division	2007	$73,161
Kenneth D. Ferris, President, Luna Adv. Systems Division	2007	$82,450

On March 6, 2008, our compensation committee also approved an amendment to the 2007 Bonus Plan whereby portions of the bonuses would be paid in shares of our common stock in lieu of cash. As an incentive to named executive officers to accept stock in lieu of cash bonuses, the compensation committee approved grants of additional shares of stock in amounts equal to five percent (5%) of the number of shares accepted in lieu of the cash bonuses. The compensation committee determined that the grant of an additional 5% of shares was an appropriate incentive for our named executive officers to accept stock in lieu of cash and appropriately recognized that the stock shall be restricted common stock subject to the terms and conditions of our 2006 Equity Compensation Plan. The compensation committee determined to calculate the actual number of shares of stock issued in lieu of cash bonuses to the named executive officers using the closing market price of the stock as listed on the NASDAQ Global Market on March 7, 2008, the following day.

In particular, the compensation committee approved the issuance of 20,349 shares of stock to Dr. Murphy in lieu of cash bonus of $100,000, 9,488 shares of stock to Mr. Messick in lieu of cash bonus of $46,625, 14,677 shares of stock to Mr. Graeff in lieu of cash bonus of $72,125, 4,916 shares of stock to Dr. Lenk in lieu of cash bonus of $24,161, and 9,757 shares of stock to Mr. Ferris in lieu of cash bonus of $47,950. The grant was based on the closing price of our common stock as reported on the NASDAQ Global Market on March 7, 2008 and the foregone portions of cash bonuses, plus a 5% incentive for the election of stock based bonus in lieu of cash.

On March 6, 2008, the compensation committee also approved the Senior Management Incentive Compensation Plan, or 2008 Bonus Plan. Under the terms of the 2008 Bonus Plan, named executive officers would be eligible for annual bonus payments based upon the achievement of specified objectives. Depending upon actual performance versus objectives, participants could receive between zero and 150% of their individual target bonus percentage. Eligibility is triggered only if 95% of our consolidated net income target is met. After this trigger is achieved, a bonus is awarded for each financial component if at least 95% of target for the respective component is achieved. The awards are calculated based upon the participant’s overall target with component weights, as follows: 35% based on the achievement of the 2008 net income target, 25% on the achievement of 2008 revenue target, 25% on the cash usage target and 15% on individual qualitative goals being met. It is anticipated that 2008 bonuses will be paid, if earned, in a combination of cash and stock or, under certain circumstances, entirely in stock.

We work with each named executive officer at the beginning of each year to define the qualitative goals based on his or her personal objectives, as well as those of the business unit or function for which the executive is responsible. This process is an integral part of our culture and is intended to reinforce our collaborative, team-oriented and performance-driven environment.

Long Term Equity Incentives—Stock and Stock Options

Consistent with our compensation philosophy, a substantial portion of our compensation program is based on long-term performance of our company and the price of our common stock. This component is made up of restricted common stock and stock options. Similar to base salary increases, options are also granted to address promotions and significant changes in responsibility. Although stock options are expensed on our statement of operations and have a negative impact on our net loss, we believe that long-term equity-based compensation is a critical element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance and also aligns the interests of our executives with those of our stockholders. The potential financial value offered through such options is also an important retention tool.

In order to provide an incentive for continued employment, employee stock options previously granted under our 2003 Stock Plan typically vested 25% upon the one year anniversary of the vesting commencement date (generally the employment start date for new hires or the grant date for existing employees) and 1/48 per month thereafter for three years. Since our initial public offering in June 2006, other than the initial option award to our current CFO, which vested according the schedule described above, employee stock options granted under our 2006 Equity Incentive Plan typically vest 40% upon the two-year anniversary of the vesting commencement date and 1/60 per month thereafter for three years. The longer vesting schedule currently used for options granted under our 2006 Equity Incentive Plan, as amended and restated April 16, 2007, is intended to help us maintain eligibility for Small Business Innovative Research, or SBIR, grants through 2008 and also to minimize the short-term dilution to our public stockholders caused by the exercise and sale of employee stock options. To maintain our eligibility for SBIR grants, we must be at least 51% owned and controlled by U.S. citizens or permanent resident aliens, among other conditions. All options granted to executives other than Kent A. Murphy (who is a greater than 10% holder) expire ten years from the date of the grant.

Stock option grants to new hires and annual option grants to existing employees are generally determined within ranges established for each job level. The compensation committee, however, has the ability to award a significantly greater number of options if it deems doing so to be in our best interests and the best interests of our stockholders.

Based on the definition of fair market value in our 2006 Equity Incentive Plan stock options are granted having an exercise price equal to the closing price of our stock on the grant date, except for options granted to employees who are beneficial owners of more than 10% of our common stock, in which case the options are generally granted having an exercise price equal to 110% of the closing price in order to qualify such options for incentive stock option treatment under the Internal Revenue Code.

We do not time the granting of our options relative to any favorable or unfavorable news that we release. Stock options for new employees, including executive officers, are generally awarded at the first regular meeting of the compensation committee following the employee’s hire date, or, in certain limited cases, at the first regular meeting of the compensation committee following the prospective employee’s written acceptance of an employment offer. In the latter case, the grant date of the stock options is the date of the employee’s first day of employment, with the exercise price equal to the closing price of the stock that day. All other option awards are also made at regularly scheduled committee meetings. The compensation committee’s regular meeting schedule is established several months in advance of each meeting. Thus, proximity of any option or stock award to an earnings announcement or other market events is coincidental.

On January 23, 2007, certain of our named executive officers entered into amended and restated stock sale restriction agreements whereby such named executive officers agreed not to sell more than a fixed number of beneficially held shares of our common stock for a two-year period ending December 31, 2008. In particular, Dr. Murphy, Mr. Messick, Mr. Graeff, and Dr. Lenk each agreed not to sell any securities subject to the agreement in calendar year 2007 and to sell no more than ten percent (10%) of such named executive officer’s securities subject to the agreement in calendar year 2008. Mr. Ferris agreed not to sell more than ten percent (10%) of these securities in 2007 and ten percent (10%) in 2008.

On February 27, 2008, certain of our named executive officers again entered into amended and restated stock sale restriction agreements whereby such named executive officers agreed not to sell more than a fixed number of beneficially held shares of our common stock for a three-year period ending December 31, 2010. In particular, Dr. Murphy, Mr. Messick, Mr. Graeff, and Dr. Lenk each agreed not to sell any securities subject to the agreement in calendar year 2008 and to sell no more than ten percent (10%) of such named executive officer’s securities subject to the agreement in each of calendar years 2009 and 2010.

The stock sale restriction agreements were entered into with the expectation that such restrictions may help to prolong the company’s eligibility for SBIR grants, although there can be no assurance that the company will be able to maintain its SBIR eligibility.

Benefits

In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our full-time employees, including our named executive officers:

•

Health and dental plan including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account, or HSA. In the event that an employee elects to participate in an HSA, we contribute $700 to the employee’s HSA account annually.

•	Term life insurance and optional supplemental life insurance;

•	Optional supplemental health coverage;

•	Short and long-term disability benefits;

•	401(k) plan, including a company match of 50 percent of employee contributions up to 10 percent of the employee’s total cash compensation; and

•	Paid time off and holidays.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Additionally, we provide the following benefits to our CEO and other named executive officers:

•	Group life insurance premiums, which totaled $2,490 in 2007; and

•	401(k) plan matches, which totaled $29,953 in 2007.

Termination Benefits and Severance

In 2006, we entered into employment agreements with three of our senior executive officers: our CEO, CFO and our CCO. A brief description of the terms and conditions of these employment agreements are summarized above under the section “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

With respect to our CEO, Dr. Murphy’s employment agreement provides that if his employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), he is eligible for either, (a) if such termination occurs within twelve (12) months of a change of control, severance equal to eighteen (18) months base salary and eighteen (18) months of continuation of group health benefits, or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits. In addition to any severance payable under his employment agreement, Dr. Murphy will also immediately receive an additional twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

With respect to our CFO and CCO, each of their respective employment agreements provide that if the executive’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), the executive is eligible for either, (a) if such termination occurs within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits, or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to nine (9) months base salary and nine (9) months of continuation of group health benefits. In addition to any severance payable under the employment agreements, each executive officer will also immediately receive an additional twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

We have no other employment agreements with our executive officers and all of our employees and executive officers are employed “at will.”

Competitive Market Review and Future Trends

We attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Because of our diversified product and service offerings, our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. In general, we consider peer companies based on industry focus, market capitalization, revenue, net income/loss and geographic proximity. Data on compensation practices at such companies has historically been gathered through searches of publicly-available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards. In determining base salary, we also consider other factors such as job performance, skill set, prior experience, seniority, pay levels of similarly situated positions internally, retention, and market conditions generally.

We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is reasonable in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual bonus awards (consisting of cash, stock or a combination of both), long-term equity based compensation, and certain other benefits.

We anticipate that the competitive posture of our total direct compensation will vary year-to-year as a result of our performance, as well as the performance of peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve as our company grows and we come closer to achieving profitability. As of the date of this proxy statement, we do not intend to enter into any other employment agreements.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with company management. Based on the compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, by reference, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Richard W. Roedel, Chairman N. Leigh Anderson Michael Daniels

The foregoing compensation committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

EXECUTIVE COMPENSATION

The following table sets forth the summary information concerning compensation earned during the last two completed fiscal years by the following persons: (i) our chief executive officer, (ii) our chief financial officer, and (iii) the three most highly compensated of our other executive officers who received compensation during 2007 of at least $100,000 and who were executive officers on December 31, 2007. We refer to these persons as our “named executive officers” elsewhere in this proxy. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Kent A. Murphy, Ph.D.,	2007	$250,000		$156,250	(2)	—		—	$8,452	(3)	$414,702
President and Chief Executive Officer	2006	$259,919		$55,521		—		—	$12,752	(3)	$328,192

Dale E. Messick,	2007	$185,000		$115,625	(2)	—		155,803	$8,249	(3)	$464,677
Chief Financial Officer	2006	$77,083	(7)	$24,667		$39,000	(6)	$53,331	$1,337	(3)	$195,418

Scott A. Graeff,	2007	$185,000		$115,625	(2)	—		$136,362	$8,260	(3)	$445,247
Chief Commercialization Officer	2006	$150,000		$36,832		—		$98,764	$8,939	(3)	$294,535

Robert G. Lenk, Ph.D.	2007	$177,900		$73,161	(2)	—		$8,831	$477	(4)	$260,369
President, Luna nanoWorks Division	2006	$177,900		$26,410		—		$6,584	$24,681	(5)	$235,575

Kenneth D. Ferris	2007	$170,000		$82,450	(2)	—		$114,284	$6,863	(3)	$373,597
President, Luna Adv. Systems Division	2006	$165,000		$20,060		—		$82,303	$7,053	(3)	$274,416

(1)	Amounts represent stock-based compensation expense for the corresponding fiscal year for stock-based compensation granted in the fiscal year as calculated in accordance with FAS 123R, and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007.
(2)	On March 6, 2008, the compensation committee of the our board of directors approved the issuance of shares of our restricted common stock in lieu of a portion of the officers’ cash bonuses at the election of each of the officers. The grant was based on the closing price of our common stock as reported on the NASDAQ Global Market on March 7, 2008 and the foregone portions of cash bonuses, plus a 5% incentive for the election of stock based bonus in lieu of cash. In particular, the compensation committee approved the issuance of 20,349 shares of stock to Dr. Murphy in lieu of cash bonus of $100,000, 9,488 shares of stock to Mr. Messick in lieu of cash bonus of $46,625, 14,677 shares of stock to Mr. Graeff in lieu of cash bonus of $72,125, 4,916 shares of stock to Dr. Lenk in lieu of cash bonus of $24,161, and 9,757 shares of stock to Mr. Ferris in lieu of cash bonus of $47,950.
(3)	Includes 401(k) match and policy premium on life insurance.
(4)	Includes policy premium on life insurance.
(5)	Includes 401(k) match, policy premium on life insurance and commuting expense reimbursement.
(6)	Represents value of stock award granted in lieu of cash relocation expense reimbursement.
(7)	Mr. Messick was hired as our chief financial officer effective as of August 1, 2006 with an annual salary of $185,000.

Grants of Plan-Based Awards

Our board of directors approved awards under our 2006 Equity Incentive Plan, to several of our named executive officers in 2007. The following table sets forth certain information concerning grants of plan-based awards to named executive officers in 2007:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)
Kent A. Murphy, Ph.D.	—	—	—		—
Dale E. Messick	—	—	—		—
Scott A. Graeff	2/27/07	—	10,000	(1)	$3.69
Robert G. Lenk, Ph.D.	—	—	—		—
Kenneth D. Ferris	2/27/07	—	10,000	(2)	$3.69

(1)	40% of the option shares are exercisable 24 months after the vesting commencement day. The remaining option shares are exercisable at a rate of 1/36th per month thereafter. Vesting of such options is also subject to acceleration upon certain events as set forth in Mr. Graeff’s employment agreement.
(2)	40% of the option shares are exercisable 24 months after the vesting commencement day. The remaining option shares are exercisable at a rate of 1/36th per month thereafter.

Outstanding Equity Awards at December 31, 2007

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Kent A. Murphy, Ph.D.	73,008	40,039	(1)	$0.39	5/20/10
Dale E. Messick	49,999	100,001	(2)	$5.47	8/29/16
	—	75,000	(3)	$3.42	12/20/16
Scott A. Graeff	56,524	—		$0.35	5/20/15
	22,610	—		$0.35	6/3/15
	34,149	22,375	(4)	$0.35	7/1/15
	90,437	—		$0.35	8/1/15
	38,859	45,926	(5)	$1.77	2/8/16
	—	10,000	(6)	$3.69	2/27/17
Robert G. Lenk, Ph.D.	30,616	25,908	(7)	$1.77	11/11/15
	2,590	3,063	(8)	$1.77	2/8/16
Kenneth D. Ferris	20,000	—		$0.35	10/26/14
	38,272	32,382	(9)	$1.77	2/8/16
	—	10,000	(10)	$3.69	2/27/17

(1)	Option grant on May 20, 2005 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(2)	Option grant on August 29, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(3)	Option grant on December 20, 2006 vests 40% on the two year anniversary of the grant date and monthly pro rata for the subsequent three years.
(4)	Option grant on July 1, 2005 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(5)	Option grant on February 8, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.

(6)	Option grant on February 27, 2007 vests 40% on the two year anniversary of the grant date and monthly pro rata for the subsequent three years.
(7)	Option grant on November 11, 2005 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(8)	Option grant on February 8, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(9)	Option grant on February 8, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(10)	Option grant on February 27, 2007 vests 40% on the two year anniversary of the grant date and monthly pro rata for the subsequent three years.

Option Exercises and Stock Vested Table

The following table indicates all stock options exercised and value received upon exercise for our named executive officers for the year ended December 31, 2007. No stock awards vested for our named executive officers for the year ended December 31, 2007.

Name	Option Exercises
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kent A. Murphy, Ph.D.	—	—
Dale E. Messick	—	—
Scott A. Graeff	—	—
Robert G. Lenk, Ph.D.	—	—
Kenneth D. Ferris	36,524	$95,554	(1)

(1)	The value realized on exercise is based on the number of shares underlying the options exercised and the difference between $2.97 per share, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on the exercise date of April 16, 2007, and $0.3538 per share, the exercise price of the option.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

We currently have employment agreements with the following named executive officers: Kent A. Murphy, Dale E. Messick, and Scott A. Graeff.

Employment Agreement with Dr. Kent A. Murphy

On July 14, 2006, we entered into an employment agreement with Kent A. Murphy, Ph.D. as our President and Chief Executive Officer. The following is a brief description of the material terms and conditions of Dr. Murphy’s employment agreement.

Pursuant to the terms of the Dr. Murphy’s employment agreement, Dr. Murphy will be paid a base salary of not less than $250,000 per year. Dr. Murphy is also eligible for an annual discretionary cash bonus to be determined by our board of directors or the compensation committee, and contingent upon the achievement of objectives set by us from time to time. Dr. Murphy shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Dr. Murphy’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Dr. Murphy is eligible for either: (a) if such termination occurs within 12 months of a change of control, severance equal to 18 months base salary and 18 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 12 months base salary and 12 months of continuation of group health benefits. In addition to the severance under his employment agreement, Dr. Murphy will also immediately receive an additional twelve months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

Upon a change of control, the options held by Dr. Murphy at December 31, 2007 would immediately vest as indicated in the table below. Furthermore, assuming a fair market value of our common stock of $8.58 per share, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2007, Dr. Murphy would obtain an immediate increase in the value of his option holdings as indicated in the table below.

Stock Option Shares Vesting Upon a Change of Control	Exercise Price	Increase in Fair Value
40,039	$ 0.39	$ 327,919.41

Employment Agreement with Dale E. Messick

On August 29, 2006, we entered into an employment agreement with Dale E. Messick as our Chief Financial Officer. The following is a brief description of the material terms and conditions of Mr. Messick’s employment agreement.

Pursuant to the terms of his employment agreement, Mr. Messick will be paid a base salary of not less than $185,000 per year. Mr. Messick is also eligible for an annual discretionary performance-based cash bonus to be determined by the board of directors or the compensation committee. Mr. Messick shall also be eligible to receive discretionary equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Mr. Messick’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Mr. Messick will be eligible for: (a) if such termination occurs within 12 months of a change of control, severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 9 months base salary and 9 months of continuation of group health benefits. In addition to these severance payments, upon such termination Mr. Messick will immediately receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

Upon a change of control, the options held by Mr. Messick at December 31, 2007 would immediately vest as indicated in the table below. Furthermore, assuming a fair market value of our common stock of $8.58 per share, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2007, Mr. Messick would obtain an immediate increase in the value of his option holdings as indicated in the table below.

Stock Option Shares Vesting Upon a Change of Control	Exercise Price	Increase in Fair Value
100,001	$ 5.47	$ 311,003.11
75,000	$ 3.42	$ 387,000.00

Employment Agreement with Scott A. Graeff

On July 14, 2006, we entered into an employment agreement with Scott A. Graeff as our Chief Financial Officer. This agreement was subsequently amended and restated, effective as of January 1, 2007, to reflect a change to Mr. Graeff’s base compensation and a previous change to Mr. Graeff’s title to Chief Commercialization Officer. The following is a brief description of the material terms and conditions of Mr. Graeff’s employment agreement.

Pursuant to the terms of his amended and restated employment agreement, Mr. Graeff will be paid a base salary of not less than $185,000 per year. Mr. Graeff is also eligible for an annual discretionary cash bonus to be determined by the board of directors or the compensation committee, and contingent upon the achievement of objectives set by us from time to time. Mr. Graeff shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Mr. Graeff’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Mr. Graeff will be eligible for either: (a) if such termination occurs within 12 months of a change of control, severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 9 months base salary and 9 months of continuation of group health benefits. In addition to the severance under his employment agreement, Mr. Graeff will also immediately receive an additional 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

Upon a change of control, the options held by Mr. Graeff at December 31, 2007 would immediately vest as indicated in the table below. Furthermore, assuming a fair market value of our common stock of $8.58 per share, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2007, Mr. Graeff would obtain an immediate increase in the value of his option holdings as indicated in the table below.

Stock Option Shares Vesting Upon a Change of Control	Exercise Price	Increase in Fair Value
22,375	$ 0.35	$ 184,146.25
45,926	$ 1.77	$ 312,756.06
10,000	$ 3.69	$ 48,900.00

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 27, 2008, by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 27, 2008 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock or options awarded after March 27, 2008. A total of 10,901,122 shares of our common stock were outstanding as of March 27, 2008.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kent A. Murphy, Ph.D (1)	2,753,194	25.3%
Carilion Clinic (2)	2,229,450	20.5%
c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033
Wasatch Advisors, Inc (3) 150 Social Hall Avenue Salt Lake City, Utah 84111	684,193	6.6%
Dale E. Messick (4)	85,739	*
Scott A. Graeff (5)	271,976	2.5%
Robert P. Lenk, Ph.D. (6)	39,683	*
Kenneth D. Ferris (7)	86,023	*
N. Leigh Anderson, Ph.D. (8)	42,506	*
John C. Backus, Jr. (9)	146,778	1.3%
Michael Daniels	—	*
Bobbie Kilberg (10)	42,862	*
Edward G. Murphy, M.D. (11)	2,229,450	20.5%
Richard W. Roedel (12)	149,371	1.4%
All directors and executive officers as a group (12 persons) (13)	5,791,494	53.1%

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Includes 84,784 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(2)	Does not include $5.0 million aggregate principal amount of senior convertible promissory notes, which convert into up to 1,065,740 shares of common stock, or accrued interest on the notes, which convert into up to an aggregate of 511,553 shares of common stock. Edward G. Murphy, M.D., Don Lorton and Rob Vaughan share voting and investment power over the shares beneficially owned by Carilion Clinic.

(3)	Based on Schedule 13G/A filed February 14, 2008 reporting information as of December 31, 2007.
(4)	Includes 65,624 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(5)	Includes 257,299 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(6)	Includes 39,683 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(7)	Includes 39,742 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(8)	Includes 40,743 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(9)	Includes 144,847 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(10)	Includes 41,803 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(11)	All of Dr. Murphy’s shares are beneficially owned by Carilion Clinic. Dr. Murphy, M.D. is the President and Chief Executive Officer of Carilion Clinic and shares voting and investment power over the shares beneficially owned by Carilion Clinic with Don Lorton and Rob Vaughan, the Treasurer and Assistant Treasurer of Carilion Clinic, respectively. Does not include $5.0 million aggregate principal amount of senior convertible promissory notes held by Carilion Clinic, which convert into up to 1,065,740 shares of common stock, or accrued interest on the notes, which convert into up to an aggregate of 511,553 shares of common stock.
(12)	Includes 144,847 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.
(13)	Includes an aggregate of 849,203 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain executives of our company hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of the reporting persons.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2007, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met, except that five Form 4s filed by the company on behalf of directors Richard Roedel, Leigh Anderson, Bobbie Kilberg, John Backus and Michael Daniels on December 20, 2007, representing one transaction each, were filed after the applicable two business-day reporting deadline. In addition, the company filed two Form 3/As on February 12, 2007 and February 14, 2007 on behalf of directors Paul E. Torgersen and Edward G. Murphy, respectively, amending Form 3’s originally filed on June 2, 2006 on behalf of such persons. The company also filed one Form 4/A on November 16, 2007 on behalf of Scott A. Meller amending a Form 4 originally filed on his behalf on November 1, 2007.

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2008 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors or any individual member of the board of directors, for any inappropriate correspondence more suitably directed to management.

Stockholder Proposals for 2009 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. For the 2009 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our Corporate Secretary at our offices no later than January 16, 2009, which is 90 days prior to the anniversary of the mailing date of this proxy statement. If our 2009 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2008 annual meeting of stockholders, then the deadline is the close of business on the 10th day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also need to comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2009 annual meeting of stockholders, the proposal must be submitted in writing and received by our Corporate Secretary at our offices at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016 no later than December 17, 2008, which is 120 days prior to the anniversary of the mailing date of this proxy statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

LUNA INNOVATIONS INCORPORATED

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2008

The undersigned stockholder of Luna Innovations Incorporated, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated April 9, 2008 and hereby appoints Kent A. Murphy and Dale E. Messick, or one of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Luna Innovations Incorporated to be held on May 15, 2008 at 3:00 p.m., local time at the offces of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street NW, Fifth Floor, Washington, DC 20006 and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on March 27, 2008 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS ON THE REVERSE SIDE AND AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSALS ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

14475

ANNUAL MEETING OF STOCKHOLDERS OF

LUNA INNOVATIONS INCORPORATED

May 15, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

20330000000000000000 9 051508

THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES UNLESS SUCH AUTHORITY IS SPECIFICALLY

WITHHELD AS TO ANY ONE NOMINEE OR NOMINEES.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. To elect three (3) Class II members of the board of directors to serve until the 2011 annual meeting of stockholders:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

(See Instructions below) FOR ALL EXCEPT

NOMINEES: N. Leigh Anderson Bobbie Kilberg

Michael Daniels

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. To ratify the appointment of Grant Thornton LLP as the

Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008:

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING

OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.